Exhibit 99.1

Dresser, Inc. Announces New $935 Million Senior Secured Credit

Facility, Purchase of Tendered 9 3/8% Senior Subordinated Notes

and Redemption of Remaining Notes

DALLAS, TEXAS (Oct. 31, 2006)—Dresser, Inc. announced today that it has entered into a new $935 million senior secured credit facility as of Oct. 31, 2006.

The facility provides for a seven-year $785 million term loan and a six-year $150 million revolving credit facility, which is available to be drawn upon for general corporate purposes and to support letter of credit obligations. No borrowings are currently outstanding under the revolver.

The proceeds of the new term loan were used to refinance the company’s $70 million of borrowings under its senior secured credit facility, $125 million of borrowings under its senior unsecured term loan, and the $550 million principal amount of its 9 3/8 % senior subordinated notes, and to pay certain fees and expenses.

Under the terms of the company’s previously announced tender offer and consent solicitation, it has purchased approximately $503 million principal amount of its senior subordinated notes, or approximately 91 percent of the outstanding issue. The company previously announced its receipt of the requisite consents from holders of the notes to amend the governing indenture. With the closing of the tender offer, the amendments are now operative.

The company also announced that it has issued an irrevocable notice to redeem the remaining senior subordinated notes on Nov. 30, 2006 at a price of 104.688% of par plus accrued and unpaid interest.

About Dresser, Inc.

Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Headquartered in Dallas, Texas, Dresser has a comprehensive global presence, with approximately 6,000 employees and a sales presence in more than 100 countries worldwide. The Company’s website can be accessed at www.dresser.com.

Safe Harbor Statement

This document contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ from the expectations described in these forward-looking statements, which are subject to

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Dresser, Inc.

15455 Dallas Parkway, Suite 1100 • Addison, Texas 75001 • phone 972/361-9933 • fax 972/361-9929

Dresser, Inc. Announces New $935 Million Senior Secured Credit Facility, Purchase of Tendered 9 3/8% Senior Subordinated Notes and Redemption of Remaining Notes

factors that are not in every case under the company’s control. Factors that could affect the company’s forward-looking statements may include, among other things, unexpected effects from the pending audit of the company’s financial statements, its quarterly financial statement reviews, and its current accounting issues, including discontinued operations treatment of divested businesses, on the company’s financial position, results of operations or liquidity, and unanticipated changes to the company’s previously issued financial statements as a result of its pending restatements. In addition, see the “Risk Factors” disclosure in the company’s Quarterly Report on Form 10-Q for the period ended Sept. 30, 2005.

Because the information herein is based solely on data currently available at this time, it is subject to change as a result of situations over which the company may have no control or influence, and should not therefore be viewed as an assurance regarding such information. Additionally, the company is not obligated to make public disclosure of such changes unless required to do so under applicable rules and regulations.

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COMPANY CONTACT:

Jenny Haynes

Vice President of Investor Relations and Communications

(972) 361-9933

Jenny.haynes@dresser.com